Exhibit 10.8

AMENDMENT NO. 1

TO

OYO GEOSPACE CORPORATION

1997 NON-EMPLOYEE DIRECTOR STOCK PLAN

This Amendment No. 1 to OYO Geospace Corporation 1997 Non-Employee Director Plan (the “Director Plan”) amends the Director Plan as follows:

1. Section 3 of the Director Plan is amended to read in its entirety as follows:

“ 3. AVAILABLE SHARES. The total amount of the Stock with respect to which Options and Stock paid in lieu of the directors’ annual retainers that may be granted under this Plan shall not exceed in the aggregate 150,000 shares; provided that the class and aggregate number of shares of Stock which may be granted hereunder shall be subject to adjustment in accordance with the provisions of Paragraph 18 hereof. Such shares of Stock may be treasury shares or authorized but unissued shares of Stock. In the event that any outstanding Option for any reason shall expire or is terminated or cancelled, the shares of Stock allocable to the unexercised portion of such Option may again be subject to an Option or Options or Stock issuance under the Plan.”

2. Section 14 of the Director Plan is amended to read in its entirety as follows:

“ 14. ISSUANCE OF SHARES IN LIEU OF PAYMENT OF RETAINER. A portion (to be set by the Board of Directors from time to time) of each Eligible Director’s annual retainer fee for service as a member of the Company’s Board of Directors may be paid in Stock. The shares of Stock to be issued under this Paragraph shall be issued the day following each Annual Meeting of the stockholders of the Company. The number of shares to be issued under this Paragraph shall be the portion of the annual retainer fee to be paid in Shares of stock divided by the fair market value of the Stock on that date, as determined pursuant to Paragraph 8 above. No fractional shares shall be issued, but the number of shares shall be rounded up to the nearest whole number.”